RAIT Financial Trust Announces Fourth Quarter Cash Dividend on its Common Shares and Reaffirms Q4 2015 CAD Guidance

PHILADELPHIA, PA – December 8, 2015 – RAIT Financial Trust (NYSE: RAS) (“RAIT”) today announced its fourth quarter cash dividend on its common shares and reaffirmed its fourth quarter 2015 guidance regarding its expected cash available for distribution (“CAD”).

Scott Schaeffer, RAIT’s Chairman and CEO, said, “We are reaffirming RAIT’s Q4 2015 CAD guidance of $0.22-$0.23 per common share as RAIT’s core lending platform continues to perform. We are also continuing with our previously announced capital recycling strategy.  However, the Board has reviewed RAIT’s quarterly common dividend level and determined that a reduction to $0.09 per common share is appropriate in the current capital market environment. This action by the Board generates immediate capital availability to support the lending platform while maintaining RAIT’s capital flexibility.”

Fourth Quarter Cash Dividend – On December 7, 2015, RAIT’s Board of Trustees declared a fourth quarter 2015 cash dividend on RAIT’s common shares of $0.09 per common share. The dividend will be paid on January 29, 2016 to holders of record on January 8, 2016. The ex-dividend date is January 6, 2016.

Reaffirms Q4 2015 CAD Guidance – RAIT reaffirms that its projected Q4 2015 CAD per diluted share will be in a range of $0.22-$0.23 per common share. Q4 2015 CAD guidance includes approximately $0.03 per share of previously announced gains on property sales. A reconciliation of RAIT’s projected net income (loss) allocable to common shares to its projected CAD, a non-GAAP financial measure, is included as Schedule I to this release. This Schedule also includes assumptions underlying this estimate, management’s rationale for the usefulness of CAD, how RAIT calculates CAD, and other information.

About RAIT Financial Trust
RAIT Financial Trust is an internally-managed real estate investment trust that provides debt financing options to owners of commercial real estate and invests directly into commercial real estate properties located throughout the United States.  In addition, RAIT is an asset and property manager of real estate-related assets. For more information, please visit www.rait.com or call Investor Relations at 215.243.9000.

Forward-Looking Statements
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “guidance,” “project,” “expect,” “continuing,” “future,” “anticipate,” “estimate,” “believe,” or other similar words or terms.   Our statements relating to our CAD guidance, including, without limitation, our estimates of future net income (loss) allocable to common shares, adjustments thereto, CAD and CAD per share, are forward-looking statements.  Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the guidance, estimates, expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements.  These risks, uncertainties and contingencies include, but are not limited to, the following: (i) changes in financial markets and interest rates, or to the business or financial condition of RAIT or its business; (ii) whether support of RAIT’s lending platform or increased capital flexibility will result from the reduction of distributions on RAIT’s common shares from historical levels; (iii) whether we will be able to implement our previously announced capital recycling strategy; (iv) whether CAD will vary from RAIT’s guidance as a result of any of the factors or the failure of any of the assumptions identified in Schedule I; and (v)  those disclosed in RAIT’s filings with the Securities and Exchange Commission.  RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

RAIT Financial Trust Contact
Andres Viroslav
215-243-9000
aviroslav@rait.com

	Schedule I
	RAIT Financial Trust
Reconciliation of RAIT Fourth Quarter Projected Net income (loss) Allocable to Common Shares and
	Projected Cash Available for Distribution
	(dollars in thousands, except per share data)
		Q4 2015 Projected CAD(1)

Net income (loss) allocable to common shares		($4,660)	-	($3,220)
Adjustments:
Depreciation, amortization expense and other items		24,100	-	24,100

CAD allocable to common shares		$19,440	—	$20,880

CAD per share		$0.22	—	$0.23

(1)	Constitutes forward-looking information. Actual fourth quarter 2015 projected cash available for distribution could vary significantly from the projections presented. CAD may fluctuate based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. CAD per share does not take into account any potential dilution from our outstanding convertible senior notes or warrants or equity compensation. The above guidance assumes for the fourth quarter of 2015: gross loan originations of $350 million; gains on property sales of $2.7 million resulting in $0.03 per share of gains on property sales, respectively; gains on loan sales of approximately $1.0 to $1.5 million and RAIT’s investment portfolios do not experience significant loan repayments.

Cash Available for Distribution

Cash available for distribution, or CAD, is a non-GAAP financial measure. We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability and our board of trustees considers CAD in determining our quarterly cash distributions. We also believe that CAD is useful because it adjusts for a variety of noncash items (such as depreciation and amortization, equity-based compensation, realized non-cash gain (loss) on assets, provision for loan losses and non-cash interest income and expense items). Furthermore, CAD removes the effect of our previous consolidation of the legacy securitizations, T8 and T9, which we deconsolidated as part of our exit of the Taberna business in December 2014.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common shareholders the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense, amortization of in place leases, amortization of deferred financing costs, amortization of discount on financings and equity-based compensation; changes in the fair value of our financial instruments; realized non-cash gain (loss) on assets and other; provision for loan losses; impairment on depreciable property; acquisition gains or losses and transaction costs; certain fee income eliminated in consolidation that is attributable to third parties; and one-time events pursuant to changes in U.S. GAAP and certain other non-routine items.

CAD should not be considered as an alternative to net income (loss) or cash generated from operating activities, determined in accordance with U.S. GAAP, as an indicator of operating performance. For example, CAD does not adjust for the accrual of income and expenses that may not be received or paid in cash during the associated periods. In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.